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EXHIBIT 2.3

LETTER AGREEMENT

November 21, 2000

Mr. Dale Hoppensteadt
Switchboard Apparatus, Inc.
2820 S. 19th Avenue
Broadview, IL 60155

Mr. Helmut Hoppe
52640 N. Ohio
Rosemont, IL 60018

Mr. George Miller
2013 Lyndhurst Lane
Aurora, IL 60504

Gentlemen,

    This letter shall serve to memorialize our agreement that the certain Agreement and Plan of Merger (the "Agreement") between Electric City Corp., Electric City Acquisition Corp. and Switchboard Apparatus, Inc. regarding the acquisition of Switchboard Apparatus, Inc. by Electric City Acquisition Corp. is hereby amended to provide an additional thirty (30) days in which to file a registration statement with the Securities and Exchange Commission. The amendment of the pertinent section of the Agreement is as follows:

      "1.8  Registration.  Within 120 days after the date hereof, Buyer will file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-1 (together with all amendments and supplements thereto, the "S-1 Registration Statement") covering the Electric City Stock. Buyer shall maintain the effectiveness of the S-1 Registration Statement until the earlier of (a) the date on which all shares covered by the S-1 Registration Statement have been sold by the Shareholders, or (b) the first anniversary of the Closing Date. On or prior to the Closing Date, each Shareholder shall enter into an Indemnity and Stockholder Agreement in the form attached as Exhibit B."

    Please sign below to acknowledge your agreement and return a signed copy of this letter to me via facsimile and the original via U.S. mail. Please contact me if you have any questions.

Sincerely,

/s/ JEFFREY MISTARZ

Jeffrey Mistarz, Chief Financial Officer

Acknowledged and agreed this 21st day of November, 2000.

By:	/s/ DALE HOPPENSTEADT Dale Hoppensteadt	.
By:	/s/ HELMUT HOPPE Helmut Hoppe	.
By:	/s/ GEORGE MILLER George Miller	.

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LETTER AGREEMENT